As filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CASH TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	95-4558331
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1434 West 11th Street

Los Angeles, California 90015

(213) 745-2000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Consultant Restricted Shares

(Full Title of the Plan)

Bruce Korman

President and Chief Executive Officer

1434 West 11th Street, Los Angeles, California 90015

(213) 745-2000

(Name and address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Istvan Benko, Esq.

Troy & Gould Professional Corporation

1801 Century Park East

Suite 1600

Los Angeles, California 90067

(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value	75,000	$1.00	$75,000	$9.50

(1)	Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the estimate is based upon the average of the high and low sales prices of the common stock on April 21, 2004 as reported on the American Stock Exchange.

EXPLANATORY NOTE

In accordance with General Instruction C of Form S-8, this Registration Statement includes a prospectus meeting the requirements of Part I of Form S-3 relating to the offer and sale by the named selling stockholders of 75,000 restricted shares of common stock of Cash Technologies, Inc.

P R O S P E C T U S

75,000 Shares

CASH TECHNOLOGIES, INC.

COMMON STOCK

The selling stockholders are offering up to 75,000 shares of common stock of Cash Technologies, Inc. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on the American Stock Exchange under the symbol “TQ.” On April 21, 2004, the closing sale price of the common stock as reported by the American Stock Exchange $1.49.

We will pay all of the expenses of this offering other than any fees, commissions, discounts and transfer taxes attributable to the sale of the shares.

The shares may be sold from time to time by the selling stockholders, or by their transferees. We are informed that no underwriting arrangements have been entered into by the selling stockholders, and that the shares may be sold in one or more transactions on the American Stock Exchange, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales. The selling stockholders and intermediaries through whom shares are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933 with respect to the shares.

Please see “Risk Factors” beginning on page 5 to read about certain important factors you should consider before buying shares of common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 23, 2004.

PROSPECTUS SUMMARY

The following summary sets forth certain pertinent facts and highlights from information contained in the our annual report on Form 10-KSB for the fiscal year ended May 31, 2003 and our quarterly reports on Form 10-QSB for the quarters ended November 30, 2003 and February 29, 2004, respectively, that are incorporated by reference into this prospectus.

THE COMPANY

Introduction

We were incorporated in Delaware in 1995 and operate through our wholly-owned subsidiaries, National Cash Processors, Inc., CoinBank Automated Systems, Inc., CoinBank Automation Handels GmbH, Cintelia Systems, Inc., and CT Holdings, LLC. Unless the context otherwise requires, references in this prospectus to “we” or “us” refers to Cash Technologies, Inc. and our wholly-owned subsidiaries. Our address is 1434 West 11th Street, Los Angeles, California 90015. Our telephone number is (213) 745-2000.

Since April 3, 2000 our common stock has been listed on the American Stock Exchange under the symbol “TQ.” From the date of our initial public offering on July 8, 1998 through March 31, 2000, our common stock was listed for trading on the Nasdaq SmallCap Market under the symbol “CHNG.”

E-Commerce Message Management Architecture (EMMA) Transaction Processing System is envisioned to link global financial systems together for the first time. Using the existing worldwide ATM, POS, Internet and financial services infrastructure, we expect to provide consumers with direct access to every major method of commerce, including Internet commerce, from a single terminal or “e-appliance”. We envision producing revenues through the following methods: (1) transaction processing for third parties; (2) licensing EMMA to other financial services providers worldwide; and (3) advertising and the sale of transaction data. To date, no material revenue has been generated through the EMMA technology. EMMA is designed to interface with our various e-commerce partners and to seamlessly connect with financial networks, particularly four main channels through which commerce is transacted:

•	the ATM network;

•	the credit card network;

•	the Automated Clearing House (ACH) network; and

•	cash.

The EMMA transaction processing system allows individuals with no ATM card or credit card to access these four channels and obtain the expanded number of services that are offered through them, and not otherwise easily accessible. For consumers, EMMA will result in access to these services and products through ATM machines and point-of-sale, or POS, terminals located at retail outlets, including supermarkets, general merchandisers and convenience stores and others. Utilization of EMMA will allow retail establishments such as grocery supermarkets, banks, brokerage firm offices, check cashing establishments and other commercial outlets to provide consumers with greater financial services which may result in increased revenues to such establishments. The explosion of Internet e-commerce has created, in management’s opinion, a demand for EMMA’s unique capabilities to provide advanced financial services on ATMs, POS (point of sale) terminals and wireless devices. For every transaction processed through EMMA, we intend to receive a transaction fee.

In 1996, the Company began its development of an enhanced version of an automated teller machine which was designated the ATM-X™. The ATM-X was designed to provide a range of services not typically offered by ATM machines, such as electronic bill payment, instant activated phone cards, event ticketing and others. As development efforts proceeded, the Company discovered the need to create a robust transaction processing system that could link the new ATMs with the worldwide financial networks in order to provide these new services to ATMs, kiosks and wireless devices.

Over the past fiscal year and since, we achieved numerous business objectives, including the following:

•	We were issued a U.S. patent for essential elements of our EMMA technology.

•	We were issued a U.S. patent for critical components of our CoinBank coin counting machine.

•	The EMMA software was deemed ready for market.

•	The BONUS bank check cashing application was created.

•	Our CT Holdings, LLC subsidiary was formed to market BONUS.

•	CT Holdings, LLC signed its first major marketing agreement with Netkey, Inc. to market BONUS to the banking industry. Pilots with two major institutions are presently being planned and negotiated.

•	We entered into a supply agreement with Diebold, Inc. to permit Diebold to distribute our CoinBank machines to its customers. Approximately 46 CoinBank machines have been shipped under the Diebold agreement since August 2002.

•	Our first transaction revenue-generating contract was entered into with a Banco Popular division for our MFSä mobile check cashing application.

•	We began the Popular Cash Express, or PCE, pilot in December 2002. The pilot has been successfully concluded and the agreement was signed in June, 2003 to roll out the system to all of its mobile locations. The rollout, interrupted by a sale of the mobile business unit, is underway.

•	We entered into an agreement for the distribution of CoinBank machines in Europe through Cash Solutions Geld., Ges.m.b.H. an NCR Corporation supplier, in June 2003. The product launch, including the creation of sales literature, customer presentations and technician training is underway and the first orders have been received.

•	In August, 2003, we offered to convert to equity $3.3 million principal amount, plus accrued interest, of our outstanding secured convertible debt. As of November 14, 2003, noteholders representing $3,606,695 principal and interest, or approximately 80% of the total outstanding indebtedness under the notes, had converted their notes into 1,442,682 shares of our common stock at a price of $2.50 per share. We are in discussions with the remaining noteholders. As of February 29, 2004, we still owed $901,995 in principal and interest to the remaining noteholders.

•	On March 10, 2004, the Company signed a Letter of Intent to acquire certain assets and contracts of Heuristic Technologies, LLC and its subsidiary (“HT”). HT is a provider of a prepaid Visa card that can be issued by employers to their employees as a method of conveniently distributing medical, transportation and other benefits without issuing checks. The cards can be used to pay reimbursable expenses and the employee’s entire paycheck. HT also provides business-to-business financial products, including payment processing for health insurers, issuing electronic payments, checks and statements on behalf of the insurers to doctors and other providers.

Technological feasibility was achieved in September of 1999 and commencing October 1, 1999 all expenses related to EMMA software development have been capitalized. As of December 31, 2001, the Company had capitalized $2,771,536 in development and related costs. The EMMA product was available for release to the public in January 2002 thus all development costs since have been expensed including $30,000 for the three month period ended February 29, 2004.

Amortization of the capitalized software commenced on January 1, 2002. Amortization had been calculated over a seven (7) year period for the quarter ended February 28, 2002 resulting in an amortization expense of $65,989. Management changed the amortization period for capitalized software, to five (5) years starting March 1, 2002, primarily to approximate the estimated period over which the business brought about by the technology will expand into its expected capacity. As of March 1, 2002, net unamortized capitalized software amounted to $2,705,547. The unamortized cost as of March 1, 2002 is being amortized over the remaining revised estimated life. The change resulted in an amortization expense of $205,931, an increase of $40,959 ($0.01 per share) from the original estimated amortization period, for the year ended May 31, 2002. During the quarter ended February 29, 2004, the Company amortized an additional $139,942 of capitalized software.

In 1995, we began development of CoinBank self-service coin counting machines, distributed through our CoinBank Automated Systems, Inc. subsidiary. The machines accept and count loose coin, then generate a receipt redeemable for the amount counted less a service fee of typically 7%-9%. This receipt can then be exchanged for currency or goods. The machines provide individuals and small businesses with a convenient method for the disposing of their accumulated loose coin without the need for pre-sorting or wrapping. The machines can be readily configured to count coin denominations from most countries in the world. An important feature of the machines, for which we have been issued a U.S. patent, is the ability to reject extraneous materials such as foreign objects and slugs, minimizing down time and repairs.

National Cash Processors, a wholly-owned subsidiary of Cash Technologies, Inc., previously operated a cash processing facility in Los Angeles, California, where it counted currency purchased in bulk at a small discount from face value. Cash processing was considered as discontinued operations in the fourth quarter of fiscal year ended May 31, 2003.

Our business model has evolved over the last three years from a business based upon currency processing in our Los Angeles facilities and retail coin processing through our CoinBank machines, to a business based upon our proprietary transaction processing technology called E-commerce Message Management Architecture, or EMMA. Although we intend to continue operations in our original two lines of business, much of our operations in the last three years have been refocused upon development of EMMA and marketing of this new transaction processing technology. We anticipate most of our future growth will be based upon EMMA, although there can be no assurance that we will be able to generate revenue from this business line and we have not generated any EMMA related revenue to date.

Recent Events

On March 10, 2004, the Company signed a Letter of Intent to acquire certain assets and contracts of Heuristic Technologies, LLC and its subsidiary (“HT”) for $3.7 million in Cash Tech preferred stock. HT is privately-held and a financial data processor located in Sherman Oaks, California, It is anticipated that the assets will be owned by a new, wholly-owned subsidiary of Cash Tech which will be formed to operate the acquired assets and will be managed by HT’s senior management. HT is a provider of a prepaid Visa card that can be issued by employers to their employees as a method of conveniently distributing medical, transportation and other benefits without issuing checks. The cards can be used to pay reimbursable expenses and the employee’s entire paycheck. HT also provides business-to-business financial products, including payment processing for health insurers, issuing electronic payments, checks and statements on behalf of the insurers to doctors and other providers. HT’s proprietary medical claims processing system substantially decreases the number of medical claims submitted by providers that are often rejected due to clerical or technical errors and reduces the time for payment to providers. The Letter of Intent provides that the preferred stock be issued to HT pursuant to this transaction will be convertible to common stock of Cash Tech at a 30% discount from the market price of the common stock at the time of conversion, with a floor of $2.00 per share and a ceiling market price of $5.00 per share. Cash Tech has committed to provide working capital to cover operating losses and expansion costs, which are expected to be between $2,000,000 and $5,000,000. The conclusion of this transaction is subject to numerous conditions, including the negotiation and execution of employment agreements for the HT management, completion of due diligence and successful capital raising by Cash Tech to finance the new business. There can be no assurance that the transaction will be consummated, or that the terms of the transaction as outlined will not be changed dramatically during the course of negotiations.

In March, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 741,181 shares of its common stock for gross proceeds of $630,000. The sale price for each transaction was $0.85 per share and the Company has paid $54,000 as commissions.

In March 2004, one noteholder of the Company exercised 20,000 common stock purchase warrants from which the Company received gross proceeds of $13,000.

In March 2004, noteholders owed $167,354 of principal and interest converted their notes into 66,942 shares of the Company’s common stock at $2.50 per share. The terms of the conversion were the same as in the past. The Company is in discussions with the remaining noteholders.

RISK FACTORS

We make forward-looking statements in this prospectus and in our public documents which are incorporated herein by reference, which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including those described under “Risk Factors” and elsewhere in this prospectus.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	our significant and immediate need for working capital;

•	market acceptance of our products;

•	technological restrictions upon development;

•	our limited marketing experience;

•	the uncertainty of product development, including our EMMA technology,

•	our dependence upon new technology,

•	our need for qualified management personnel; and

•	the effect of competition.

Our success also depends upon economic trends generally, governmental regulation, legislation, and population changes.

In light of these risks, uncertainties and assumptions, the forward-looking events included or incorporated in this prospectus might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Risks Related to Our Financial Condition

We have a history of incurring losses, which have resulted in our independent accountants’ issuing opinions containing doubts about our ability to continue as a going concern.

We have incurred losses since our inception. For the last two fiscal years ended May 31, 2002 and 2003, we sustained net losses of $3,852,351 and $4,048,345 respectively. At May 31, 2003 we had a working capital deficit of $12,653,698 compared to $8,809,738 for the fiscal year ended May 31, 2002. As of February 29, 2004 Cash Tech had a working capital deficit of $9,593,249 due to continuing losses. On March 25,

2004, we had available cash of approximately $327,000. Our capital requirements have been and will continue to be significant, and our cash requirements have exceeded cash flow from operations since inception. We are in dire need for capital to continue to operate. We have been dependent on the proceeds of our initial public offering in July 1998, and private placements of our securities since then of our debt and equity securities to satisfy our working capital requirements. We will be dependent upon the proceeds of future private placement offerings or other public offerings to fund development of the EMMA technology, our short-term working capital requirements, to fund certain marketing activities and to continue implementing our business strategy. There can be no assurance we will be able to raise necessary capital. In its reports accompanying our audited financial statements for the fiscal years ended May 31, 2003 and 2002, our independent auditors included an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. During the current fiscal year, we have continued to generate losses and will continue to incur losses for the foreseeable future.

We have generated limited revenues since our inception, and do not expect to generate significant revenues within the next fiscal year. For the fiscal year ended May 31, 2002 and the fiscal year ended May 31, 2003, we had net revenue of only $385,977 and $295,200, respectfully.

We have an immediate need for capital and if we are unable to obtain the financing we need, our business may fail.

For the fiscal years ended May 31, 2002 and 2003, we had outstanding liabilities of approximately $11,639,924 and $12,690,148 respectfully, which debts we are unable to repay. In the event that our plans or assumptions relating to our operations change or prove to be inaccurate or if the net proceeds of future private placements or other public offerings together with revenues generated from operations prove to be insufficient (due to, among other things, unanticipated expenses, increased competition, unfavorable general economic conditions, decreased demand for our products and services, inability to successfully market our products, or other unforeseen circumstances), we could be required to seek other alternatives. We currently require and expect over the next fiscal year to continue to need substantial additional capital in order to continue operations. There can be no assurance that additional financing from any source will be available to us when needed, on commercially reasonable terms, or at all. To the extent that we obtain additional financing through the issuance of additional equity securities, any such issuance may involve substantial dilution to our then-existing stockholders. Additionally, to the extent that we incur indebtedness or issue debt securities, we will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. Any inability to obtain additional financing when needed, will have a material adverse effect on us that could require us to significantly curtail or possibly cease our operations. For the fiscal year ending May 31, 2003, we have notes outstanding of approximately $4,362,731 in principal and interest of which all are in default. In November 2003, noteholders representing $3,606,695 of principal and interest, approximately 80% of the total value of notes, have converted their notes into 1,442,682 shares of the Company’s common stock at $2.50 per share. The Company is in discussions with the remaining noteholders. As of February 29, 2004, we still owed $901,995 in principal and interest to the remaining noteholders. There can be no assurance that the remaining noteholders will not declare an event of default and demand immediate payment or seek to attach our assets, including our patented technology. As of February 29, 2004, we also owe $3,976,058 to G.E. Capital, which includes principal, financing fees and unpaid interest. In 2000, unable to pay G.E. Capital on the original terms, the Company entered into the first of several loan modifications with G.E. which have been paid as agreed. The current modification shall expire in October, 2004. There can be no assurance that G.E. Capital will not declare an event of default and demand immediate payment if we are unable to satisfy or renegotiate future requirements of its loan.

Any additional financing that we may obtain may substantially dilute the interests of our shareholders.

To the extent that we obtain additional financing through the issuance of additional equity securities in the future, any such issuance may involve substantial dilution to our then-existing stockholders. Additionally, to the extent that we incur indebtedness or issue debt securities, we will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. Any inability to obtain additional financing when needed will have a material adverse effect on us that could require us to significantly curtail or possibly cease our operations.

We may not fully recover the carrying value of our CoinBank machines held for sale.

We currently are holding for sale approximately 254 CoinBank machines, which have a carrying value of approximately $834,223 at February 29, 2004. After reviewing the carrying value of these machines it was determined that an accounting impairment exists. We have taken an impairment charge in the fiscal year ended May 31, 2002 for the carrying value of our CoinBank machines. Impairment on coin machines was $79,245. The impairment was taken due to low inventory turnover for the coin machines. In future periods, additional impairment may be taken based on future sales of coin machines. If we conclude that such impairment exists, this could give rise to a substantial expense, which would increase our reported losses. For the nine months ended February 29, 2004, we sold 6 machines for $86,525. We continue attempting to identify parties interested in acquiring the remaining units, although we cannot guarantee we will continue to have sales or will obtain similar sales results.

Our assets serve as collateral for various loan obligations and therefore may not be available for distribution to shareholders in the event of liquidation.

We have previously granted security interests in all of our assets to various lenders, including the holders of the notes in the principal amount of $885,070 issued in our placement, which was completed in January 2000, and liens in favor of General Electric Capital Corporation pursuant to a Master Security Agreement originally entered into in May 1997. The General Electric loan is secured by certain of our CoinBank machines. As of February 29, 2004, we were indebted to General Electric Capital Corporation in the amount of approximately $3,976,058 including interest, all of which was in default. Due to a technical default by us on our secured obligations, a secured creditor could declare our indebtedness due and foreclose on the assets securing the defaulted indebtedness. As a result of the existing liens, we are unable to further obtain credit by securing our assets. Further, as a result of the security interests, creditors would be entitled to collect upon the assets prior to any distribution being available to holders of our Common Stock.

Risks Related to Our Coin Processing and CoinBank Businesses

If our products and services do not achieve market acceptance, our business will be harmed.

The demand for and market acceptance of our coin and currency processing services are also subject to a high level of uncertainty. If we do not realize market acceptance of these products, our business will be seriously harmed. Commercial establishments and individuals may elect to utilize other methods which they believe to be less costly or possess other advantages over our cash processing services, including establishing their own cash counting and processing operations, or otherwise refraining from seeking to dispose of excess cash.

We are dependent on third-party manufacturers.

We are substantially dependent on the ability of the independent contractors we hire to build our CoinBank machines. We do not manufacture our CoinBank machines. As a result, we are dependent upon third parties for the manufacture of our machines, we cannot control the price or timing of availability of machines for resale and this reliance upon third parties may affect our ability to market and sell the machines to our customers at a competitive price or to satisfy delivery requirements demanded by our customers.

We may not successfully compete with our competitors.

The financial transaction processing industry is crowded with well-established companies, large and small. While companies such as Deluxe, Concord EFS, Total Systems and others have focused on conventional ATM and POS and related transactions, if these firms were to make a concerted effort to develop an advanced function system comparable to EMMA they might prevent or reduce our ability to effectively market EMMA successfully. We believe that its development advantage and proprietary technologies will permit it to penetrate the market effectively, but there is no assurance that larger or better established transaction processing firms will not offer competing products in the future that preempt our efforts.

Risks Related to Our EMMA Based Technology Businesses

Our products may not perform reliably in extensive applications.

As of February 29, 2004, we had test-marketed only 4 EMMA-driven ATM-X/POS-X machines and have derived substantially no revenue from our EMMA based business. To date we have not installed a base of EMMA-driven ATM-X/POS-X machines or PrISM systems upon which we can base reliable predictions about the reliability or functionality of those technologies. Although such systems and machines have performed reliably to date at their current installations in our laboratory, upon widespread commercial use they may not satisfactorily perform all of their intended functions or may not prove reliable in extensive utilization. Software and other technologies that are incorporated into our products are complex and may contain errors, which will only become apparent subsequent to widespread commercial use. Remedying such errors could require the expenditure of a substantial amount of money and could also result in significant delays in installing or selling our products, which could have a material adverse effect on us. We anticipate that we will continue to seek to upgrade and enhance both the hardware and software components of our products. Such upgrading and enhancement efforts remain subject to the risks inherent in new product development, including unanticipated technical or other problems, which could result in material delays in product commercialization or significantly increased costs. Further, our EMMA systems may not satisfactorily perform all of its intended functions or will prove not to be reliable in extensive utilization.

Competing products and services could render our technologies obsolete.

In addition, our EMMA platform will compete with existing automated teller machines and services offered by financial institutions and other companies that may provide services similar to those offered by EMMA. Competitive technologies may render our products and services obsolete or less marketable.

If our EMMA Technology does not achieve market acceptance, our business will be harmed.

In marketing our products and services, we are attempting to change the traditional methods by which people obtain financial services and access the Internet. Accordingly, the demand for these services is subject to a high level of uncertainty. If we do not realize market acceptance of these products, our business will be seriously harmed. The results of the use of EMMA when deployed may not be well received and prior results of use may not be indicative of future market acceptance of our products or services. Commercial establishments and individuals may elect to utilize other methods, which they believe to be less costly or possess other advantages over EMMA. Achieving market acceptance for EMMA will require substantial marketing efforts and the expenditure of a significant amount of funds to inform various targeted customer groups of the perceived benefits and cost advantages of EMMA. To date, we have not generated any revenue from our EMMA based technology.

Our limited marketing capabilities may hinder our growth.

Since inception, we have conducted only limited marketing activities and currently have limited marketing and technical experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. Accordingly, our marketing efforts may not result in significant initial or continued market acceptance, may not develop a market for our EMMA system and may not succeed in positioning EMMA as a preferred method of processing “advanced function” transactions. Further, our current marketing plans are subject to change as a result of a number of factors, including changes in market conditions and the nature of the marketing requested or provided by prospective users of EMMA.

The expansion of our EMMA based business is uncertain.

To date, we have generally been dependent on processing coins and currency purchased directly from third parties (other than through CoinBank® machines) to generate substantially all of our revenues. We intend to increase our current level of CoinBank marketing, but with an emphasis on marketing our EMMA based services. Expansion of our operations will be largely dependent upon our ability to successfully market and distribute EMMA-driven transaction processing services; hire and retain skilled technical, marketing and other personnel; establish and maintain satisfactory relationships with banks and retail businesses; and achieve significant market acceptance for the use of advanced function services. We may not be able to successfully implement our business plan and unanticipated expenses, problems or technical difficulties may occur which would result in material delays in its implementation. Our prospects could be adversely affected by a decline in the economic prospects of particular individual or commercial customers or segments of cash-intensive markets, which could result in reduction or deferral of requirements for coin processing services or the use of EMMA services by prospective customers. We may not be able to achieve significant market acceptance of advanced function transactions, achieve significant penetration in new geographic markets or successfully expand our operations.

Our new business line, Prism™ is an outgrowth of the events of September 11, 2001, and the newly recognized need for enhanced security and identification capabilities. These relatively new industries may be considered an emerging market. As such, no one has substantial sales in this market. There can be no assurance that we will be able to capitalize on the opportunities in this market, or that the perceived level of demand for these types of products will be as high as anticipated.

We may not successfully compete with our competitors.

We have only recently introduced our Prism™ line of business, which is based in part upon our EMMA Technology and is intended to consist of a suite of security products and provide professional services and custom development for specific security requirements. PrISM™ products use biometric and risk analysis technologies for critical security applications including physical security and high-risk financial transactions. There are other companies involved in this field of business, including Eyeticket Corporation, Viisage Technologies, Visionics Corporation and Identix, all of whom may be more established in the industry and may be better financed. There can be no assurance that we will be able to compete with these companies, or other entrants in the field

Changing industry trends may adversely effect our operations.

Alternatives to the use of cash and checks, such as credit cards and wire transfer, debit cards and other forms of electronic currency are increasing. Increasing use of these alternative forms of payment could reduce the frequency of circulation of cash and checks resulting in decreased need for some EMMA applications. The market for alternative forms of money transfer is characterized by frequent introduction of new products and services and is subject to changing consumer preferences and economic trends, which may make certain EMMA applications unattractive, compared to other alternatives.

We are dependent on third-party manufacturers and on independent contractors, whose nonperformance could harm our business.

We are substantially dependent on the ability of the independent contractors we hire to provide software engineering for our EMMA technology. Any contractor that we utilize or may utilize may not have sufficient capacity to satisfy our needs during any period of sustained demand. The loss of services of independent contractors could disrupt our business. Furthermore, the EMMA system will access networks, which are owned and operated by third parties. The failure or unavailability of these networks could have a material adverse effect on us. The EMMA system is designed to be distributed through equipment, such as ATMs manufactured and distributed by third parties. Although we believe that a number of sources for this equipment are available, failure or delay by any manufacturer in providing such equipment to location operators could result in interruptions in our ability to deploy EMMA-based transactions and could have a material adverse effect on our operations.

We are subject to risks relating to our international installations and sales.

We are seeking to deploy the EMMA system outside of the United States. To the extent that we are able to expand our operations and sales outside of the United States, we will be subject to the risks associated with international operations and sales, including economic and political instability, currency fluctuations, credit risks, shipping delays, customs duties, export quotas, foreign government regulations and other trade restrictions, any of which could have a significant impact on our ability to operate effectively outside of the United States or to deliver EMMA services overseas to customers on a competitive and timely basis.

Risks Related to Government Regulation and Patent and Licensing matters

Uncertainty of patent and trademark protection.

Although we have received U.S. Patents with respect to our EMMA Platform, there can be no assurance that these patents will afford us any meaningful protection. We intend to rely primarily on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with our employees to establish and protect the ideas, concepts and documentation of software developed by it and used primarily in our coin processing operations. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the software we have developed. Although we believe that our use of the software we developed and other software used in its operations does not infringe upon the rights of others, our use of the software we developed or such other software may infringe upon the patents or intellectual property rights of others. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the software we developed or such other software or refrain from using such software. We may not have the necessary financial resources to defend any infringement claim made against us or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us. Moreover, if the software we developed or any other software or hardware used in our business is deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us. We received United States trademark registration for the “CoinBank®” name in September 1997. Although we are not aware of any claims of infringement or other challenges to our rights to use this trademark, there can be no assurance that our marks do not or will not infringe upon the proprietary rights of others or that our marks would be upheld if challenged.

Risks Related to Our Management

The success of our business also requires that we retain other qualified management personnel.

Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel would have a material adverse effect on us.

Our directors and officers have limited personal liability.

Our Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. In addition, our By-Laws require us to indemnify any of our directors, officers, employees or agents to the full extent permitted by Delaware law. As a result of such provisions in our Certificate of Incorporation and the By-Laws, stockholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties. This may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our stockholders.

Risks related to Our Common Stock

The American Stock Exchange may delist our common stock.

Our common stock is listed on American Stock Exchange. The American Stock Exchange granted us an exemption from its original listing requirements in order for our common stock to be listed for trading. The American Stock Exchange also reserves the right to delist an entity at anytime in its discretion. Among other criteria when determining whether or not to delist a security, the American Stock Exchange will consider the entity’s financial condition and operating results, the public distribution of securities and other non-quantitative criteria. Our failure to meet these maintenance criteria in the future may result in the delisting of our common stock from the American Stock Exchange, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As reported in the Company’s SEC filings, it is not in compliance with the American Stock Exchange listing standards, in particular Section 1003(a)(ii) of the American Stock Exchange Company Guide, for having shareholder’s equity of less than $4 million and net losses in three out of its four most recent fiscal years. On October 20, 2003, the American Stock Exchange requested that the Company provide its plan to meet the listing standards. On December 1, 2003, the Company presented to the American Stock Exchange its plan to regain compliance by April 20, 2005 and, following a review, the American Stock Exchange approved the plan on January 29, 2004. The American Stock Exchange will periodically review the Company’s progress. In order to maintain its listing during this period, the Company is required to make progress toward and regain compliance with the continued listing standards in accordance with the plan. Further we have issued, in various private placements, securities, which the American Stock Exchange may determine have violated stock issuance rules, which require shareholder approval for the issuance of securities, that equal to 20% or more of our outstanding securities. These potential rule violations, and possible others, may result in delisting of our Common Stock from the American Stock Exchange. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

If our common stock is delisted from the American Stock Exchange, we may be subject to the risks relating to penny stocks.

If our common stock were to be delisted from trading on the American Stock Exchange and the trading price of the common stock remained below $5.00 per share on the date the common stock was delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell our securities in the secondary market. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

The price of our common stock has been, and may continue to be, volatile.

The market price of our common stock, like that of the securities of many other development stage biotechnology companies, has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. Since April 21, 2003, the sale price for our common stock, as reported by the American Stock Exchange has fluctuated from a low of $.60 to a high of $1.58. The market price of our common stock could be impacted by a variety of factors, including:

•	announcements of technological innovations or new commercial products by us or our competitors,

•	changes in government regulation and policies which may be undertaken with respect to security issues related to terrorism, privacy and other matters,

•	developments in the patents or other proprietary rights owned or licensed by us or our competitors,

•	matters related to our financial condition, including our ability to obtain necessary capital,

•	litigation, and

•	general market conditions in our industry.

In addition, the stock market continues to experience price and volume fluctuations. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our common stock.

We have the discretion to issue additional shares of preferred stock with rights and preferences superior to those granted to holders of our common stock.

Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock, from time to time, in one or more series. Our board of directors is authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.

Cash Tech has signed a Letter of Intent (see “Recent Events”) to acquire certain assets and contracts of Heuristic Technologies, LLC and its subsidiary. One of the terms mentioned in the Letter of Intent involves the issuance of additional preferred stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares being offered by the seller stockholders. We will pay all of the expenses of this offering other than any fees, commissions, discounts and transfer taxes attributable to the sale of the shares.

SELLING STOCKHOLDERS

Selling Stockholder Table

The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholders as of April 21, 2004. To our knowledge, each of the selling stockholders has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws. For purposes of the following table we have assumed that the selling stockholders will sell all the shares of our common stock being offered by means of this prospectus.

Name	Shares Beneficially Owned Prior to Offering	Percent	Shares Offered	Shares Beneficially Owned After Offering	Percent
Ali Kazim Baygan	50,000	*	50,000	- 0 -	- 0 -
Tony Milani	25,000	*	25,000	- 0 -	- 0 -

*	Less than one percent.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

Relationship with Selling Stockholders

Mr. Baygan serves as our consultant in connection with the development of our EMMA technology. The shares being offered by Mr. Baygan were issued to him in February, 2004 as payment for his consulting services. The shares were valued for this purpose at $1.00 per share, which approximated the prevailing market price of our common stock when his services were rendered.

Mr. Milani also serves as our consultant. He provides consulting services relating to the security of our facility, and equipment maintenance and repairs and other customer service matters. The shares being offered by Mr. Milani were issued to him in February, 2004 as payment for his consulting services, and also were valued at $1.00 per share.

Other than as set forth above, none of the selling stockholders has had any position, office or other material relationship with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

The selling stockholders are offering for sale 75,000 shares of our common stock. The purpose of this prospectus is to permit the selling stockholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling securityholder.

We have registered the shares of common stock for sale on behalf of the selling stockholders. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	transactions on the American Stock Exchange or on any national securities exchange or U. S. interdealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	through a combination of any of the above transactions.

The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The selling stockholders also may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the common stock. Fees, commissions, discounts and transfer taxes, if any, attributable to the sale of the common stock will be borne by the selling stockholders.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholders. If we are notified by any selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of our common stock and activities of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 20,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, there are 12,405,848 shares of common stock outstanding; 55,125 shares of Series A Preferred Stock; 120,000 shares of Series B 8% Preferred Stock; 480,769 shares of Series C Preferred Stock and 72 shares of Series E Preferred Stock issued and outstanding. We also have an aggregate of 5,971,628 shares reserved for issuance under outstanding warrants and options, and 94,947 shares reserved for conversion of $901,995 principal amount of convertible notes and 3,500,887 shares reserved and issued under our employee stock option plan.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation or dissolution, the holders of common stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of any preferred stock then outstanding. The holders of common stock have no cumulative voting, preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock, including the shares of common stock being offered by the selling stockholders, are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock now outstanding or which we may designate in the future.

Preferred Stock

Each share of the Series A Preferred Stock is convertible into one share of Common Stock. Series A Preferred Stock is entitled to annual dividends of 8%.

The Series B 8% Preferred Stock (“Series B Stock”) has annual dividends payable at 8% per year, payable in cash or Common Stock at the option of the Company. The Series B Stock is convertible into shares of Common Stock, at anytime at the option of the holder, at the liquidation price divided by the lesser of: (i) $5.50 per share; or (ii) the average closing price for the Company’s Common Stock for the five (5) trading days ending on the trading day prior to the date of the conversion notice; provided, however, in no event will the conversion rate be less than $2.50 per share. The liquidation price is $5.00 per share.

The Series C Preferred Stock has annual dividends payable at 8% per year, payable in cash or Common Stock at the option of the Company. There is a conversion feature of one share of common stock for each share of preferred stock.

The Series E Preferred Stock has annual dividends payable at 10% per year, payable in cash or Common Stock at the option of the Company. Each Series E share is convertible into 1,563 shares of common stock.

Cash Tech has signed a Letter of Intent (see “Recent Events”) to acquire certain assets and contracts of Heuristic Technologies LLC and its subsidiary. One of the terms mentioned in the Letter of Intent involves the issuance of additional preferred stock.

Our board of directors is authorized to issue shares of preferred stock from time to time in one or more series. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings and other information about us are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC’s address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You should know that we have filed with the SEC a registration statement that contains this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

SEC rules permit us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that the selling stockholders sell all the common stock offered by this prospectus:

•	our Annual Report on Form 10-KSB, as amended, for the fiscal year ended May 31, 2003;

•	our Quarterly Report on Form 10-QSB for the quarter ended November 30, 2003;

•	our Quarterly Report on Form 10-QSB for the quarter ended February 29, 2004; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 31, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Cash Technologies, Inc., 1434 West 11th Street, Los Angeles, California 90015, telephone (213) 745-2000, Attention: Edmund King, Chief Financial Officer.

LEGAL MATTERS

The legality of the shares being offered by the selling stockholders has been passed upon by Troy & Gould Professional Corporation, 1801 Century Park East, Suite 1600, Los Angeles, California 90067.

EXPERTS

VASQUEZ & Company, LLP, independent certified public accountants, have audited our consolidated financial statements for the fiscal years ended May 31, 2003 and 2002 to the extent and for the periods set forth in their report thereon, which contained an explanatory paragraph regarding the Company’s ability to continue as a going concern and which is incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2003. Such financial statements are incorporated by reference herein in reliance upon VASQUEZ & Company, LLP’s report given upon the authority of said firm as experts in auditing and accounting.

75,000 Shares

CASH TECHNOLOGIES, INC.

COMMON STOCK

PROSPECTUS

April 23, 2003

PART II INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents previously filed by Cash Technologies, Inc. with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(i)	Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended May 31, 2003;

(ii)	Our Form 10-QSB for the quarter ended November 30, 2003;

(iii)	Our Form 10-QSB for the quarter ended February 29, 2004; and

(iv)	The description of our common stock contained in our Registration Statement on Form 8-A filed March 31, 2000, including any amendment or report subsequently filed by us for the purpose of updating that description.

All documents that we file with the Securities and Exchange Commission subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The General Corporation Law of Delaware provides generally that a Delaware corporation such as Cash Technologies, Inc. may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law as described above for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer’s or director’s acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes our Board of Directors to enter into an indemnification agreement with each officer and director.

In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal monetary liability of our directors, except for breach of a director’s fiduciary duty of loyalty to the us or to our stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, for example, as an officer. As a result of the inclusion of such provisions, neither Cash Technologies, Inc. nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cash Technologies, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

Item 7. Exemption from Registration Claimed

The shares described in the prospectus made part of this Registration Statement and being offered by the selling stockholders named therein were issued by Cash Technologies, Inc. pursuant to Section 4(2) of the Securities Act of 1933 in a transaction not involving a public offering. We issued the shares to the selling stockholders in connection with software development and other consulting services they rendered to us, and as payment for those services. The selling stockholders were the only offerees and recipients of shares for this purpose, and there was no general solicitation regarding issuance of the shares.

Item 8. Exhibits

See the Exhibit Index attached hereto which is incorporated by reference herein.

Item 9. Undertakings

Cash Technologies, Inc. hereby undertakes:

A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 23rd day of April, 2004.

CASH TECHNOLOGIES, INC.

By:	/s/ BRUCE KORMAN

Bruce Korman Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below substitutes and appoints Bruce Korman as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ BRUCE KORMAN Bruce Korman	Chairman, President and Chief Executive Officer	April 23, 2004

/s/ EDMUND KING Edmund King	Chief Financial Officer, Secretary and Principal Accounting Officer	April 23, 2004

/s/ RICHARD MILLER Richard Miller	Director	April 23, 2004

/s/ ROBERT FAGENSON Robert Fagenson	Director	April 23, 2004

/s/ KEVIN WALLS Kevin Walls	Director	April 23, 2004

EXHIBIT INDEX

The following exhibits are filed herewith unless otherwise noted.

Exhibit No.	Exhibit Description

4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 333-6436)).

5	Opinion of Troy & Gould Professional Corporation as to the legality of shares offered by means of the Prospectus made part of this Registration Statement.

23.1	Consent of VASQUEZ & Company, LLP

23.2	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5).

24	Power of Attorney (contained on the signature page hereto)